Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	July 27, 2011
No. 1293

Coherent, Inc. Reports Third Fiscal Quarter Results

SANTA CLARA, CA, July 27, 2011 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its third fiscal quarter ended July 2, 2011.

FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010
GAAP Results (in millions except per share data)
Bookings	$228.5	$236.7	$180.6	$699.6	$503.5
Net sales	$210.9	$200.9	$166.7	$594.9	$438.7
Net income	$19.0	$23.7	$14.4	$61.9	$27.1
Diluted EPS	$0.74	$0.92	$0.57	$2.42	$1.08

Non-GAAP Results
(in millions except per share data)
Net income	$21.1	$21.5	$16.8	$64.0	$33.2
Diluted EPS	$0.83	$0.83	$0.66	$2.50	$1.33

THIRD FISCAL QUARTER DETAILS

For the third fiscal quarter ended July 2, 2011, Coherent announced net sales of $210.9 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $19.0 million, or $0.74 per diluted share.  These results compare to net sales of $166.7 million and net income of $14.4 million, or $0.57 per diluted share, for the third quarter of fiscal 2010.  Non-GAAP net income for the third quarter of fiscal 2011 was $21.1 million, or $0.83 per diluted share.  Non-GAAP net income for the third quarter of fiscal 2010 was $16.8 million, or $0.66 per diluted share. For a complete overview of the differences between GAAP and non-GAAP results, please see the reconciliation table included at the end of our release.

Net sales for the second quarter of fiscal 2011 were $200.9 million and net income, on a GAAP basis, was $23.7 million, or $0.92 per diluted share.  Non-GAAP net income for the second quarter of fiscal 2011 was $21.5 million, or $0.83 per diluted share.

Bookings received during the third fiscal quarter ended July 2, 2011 of $228.5 million increased 26.5% from $180.6 million in the same prior year period and decreased by 3.5% compared to bookings of $236.7 million in the immediately preceding quarter.  The book-to-bill ratio was 1.08, resulting in backlog of $368.7 million at July 2, 2011 compared to a backlog of $348.9 million at April 2, 2011 and a backlog of $230.2 million at July 3, 2010.

As of July 2, 2011, year-to-date sales were $594.9 million and net profit was $61.9 million ($2.42 per diluted share) on a GAAP basis compared to the prior year period sales of $438.7 million and a net profit on a GAAP basis of $27.1 million ($1.08 per diluted share).   Bookings received for the nine month period ended July 2, 2011 were $699.6 million, compared to $503.5 million in bookings received during the same period a year ago.

“Our third quarter yielded solid operating results and higher sequential orders in the materials processing, instrumentation and scientific markets.  While orders in microelectronics were lower following a record-setting second quarter, we did receive the largest order in the company’s history for approximately $77 million for current and next-generation excimer lasers to be used in flat panel display manufacturing.  We booked $22 million of this order in the third quarter.  The remainder will be booked over the next two quarters,” said John Ambroseo, Coherent’s President and Chief Executive Officer.  “Fulfillment of these FPD orders and the subsequent service revenues requires capacity expansion.  We are investing $25 million to add production space in Göttingen and establish an excimer tube refurbishment facility in Korea,” he added.

Coherent ended the quarter with cash and short term investments of $267.4 million, a decrease of $3.2 million from cash and short term investments of $270.6 million at April 2, 2011. During the quarter, we repurchased 285,600 shares of common stock.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010

Net sales	$210,882	$200,880	$166,697	$594,873	$438,669
Cost of sales (A) (B) (D) (E)	120,720	112,111	92,350	333,548	247,677
Gross profit	90,162	88,769	74,347	261,325	190,992
Operating expenses:
Research & development (A) (B) (D)	21,738	21,246	18,264	61,514	53,162
Selling, general & administrative (A) (B) (C) (D)	37,983	38,979	31,584	113,040	90,727
Intangibles amortization	1,851	2,257	2,041	6,203	5,958
Total operating expenses	61,572	62,482	51,889	180,757	149,847
Income from operations	28,590	26,287	22,458	80,568	41,145
Other income (expense), net(D) (E)	766	9,325	(185)	11,845	2,099
Income before income taxes	29,356	35,612	22,273	92,413	43,244
Provision for income taxes(F)	10,334	11,889	7,869	30,555	16,181
Net income	$19,022	$23,723	$14,404	$61,858	$27,063

Net income per share:
Basic	$0.76	$0.94	$0.58	$2.47	$1.09
Diluted	$0.74	$0.92	$0.57	$2.42	$1.08

Shares used in computation:
Basic	25,066	25,246	25,022	25,000	24,732
Diluted	25,587	25,832	25,438	25,562	25,037

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands, except per share data):

Stock-related compensation expense

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010
Cost of sales	$369	$344	$233	$957	$708
Research & development	384	363	309	1,084	862
Selling, general & administrative	2,686	2,454	1,650	7,482	4,834
Impact on income from operations	$3,439	$3,161	$2,192	$9,523	$6,404

For the quarters ended July 2, 2011, April 2, 2011, and July 3, 2010, the impact on net income, net of tax was $2,112 ($0.08 per diluted share), $2,312 ($0.09 per diluted share) and $1,590 ($0.06 per diluted share), respectively. For the nine months ended July 2, 2011 and July 3, 2010, the impact on net income, net of tax was $6,672 ($0.26 per diluted share) and $4,982 ($0.19 per diluted share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

Restructuring costs

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010
Cost of sales	$—	$—	$549	$—	$1,565
Research & development	—	—	135	—	712
Selling, general & administrative	—	—	526	—	1,729
Impact on income from operations	$—	$—	$1,210	$—	$4,006

Restructuring costs for the quarters ended July 2, 2011 and April 2, 2011 and the nine months ended July 2, 2011 were not material to our results of operations and have not been broken out here or in our non-GAAP reconciliation. For the three and nine months ended July 3, 2010, the impact on net income, net of tax was $786 ($0.03 per diluted share) and $2,577 ($0.10 per diluted share), respectively.

(C)  The nine months ended July 3, 2010 includes $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.

(D)  Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense (benefit)

	Three Months Ended			Nine Months Ended
	July 2,	April 2,	July 3,	July 2,	July 3,
	2011	2011	2010	2011	2010
Cost of sales	$13	$53	$(1)	$116	$35
Research & development	80	211	7	486	169
Selling, general & administrative	488	1,621	(38)	3,604	1,280
Impact on income from operations	$581	$1,885	$(32)	$4,206	$1,484

For the quarters ended July 2, 2011, April 2, 2011 and July 3, 2010, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $216, income of $3,117 and expense of $341, respectively. For the nine months ended July 2, 2011 and July 3, 2010, the impact on other income (expense) net was income of $4,886 and net income of $819, respectively.

(E)  The nine months ended July 2, 2011 includes $5,918 ($6,113 net of tax ($0.24 per diluted share)) gain from the dissolution of our Finland operations, of which a charge of $593 is recorded in cost of sales and a benefit of $6,511 is recorded in other income (expense), net.

(F)  The nine months ended July 2, 2011 includes a $1,549 ($0.06 per diluted share) increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	July 2, 2011	October 2, 2010
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$267,439	$262,771
Restricted cash	—	625
Accounts receivable, net	143,400	110,211
Inventories	149,465	113,858
Prepaid expenses and other assets	84,466	55,052
Total current assets	644,770	542,517
Property and equipment, net	103,249	90,339
Other assets	172,374	170,248
Total assets	$920,393	$803,104

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$14	$18
Accounts payable	45,287	39,737
Other current liabilities	130,559	92,165
Total current liabilities	175,860	131,920
Other long-term liabilities	82,093	79,721
Total stockholders’ equity	662,440	591,463
Total liabilities and stockholders’ equity	$920,393	$803,104

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands except per share data, net of tax):

	Three Months Ended			Nine Months Ended
	July 2, 2011	April 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010
GAAP net income	$19,022	$23,723	$14,404	$61,858	$27,063
Stock option investigation and litigation expense (benefit)	—	—	—	—	(1,438)
Stock-related compensation expense	2,112	2,312	1,590	6,672	4,982
Gain on Finland dissolution	—	(6,113)	—	(6,113)	—
One-time tax expense	—	1,549	—	1,549	—
Restructuring costs	—	—	786	—	2,577
Non-GAAP net income	$21,134	$21,471	$16,780	$63,966	$33,184

Non-GAAP net income per diluted share	$0.83	$0.83	$0.66	$2.50	$1.33

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to the timing of booking of orders, timing, amount and use of capital investments. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with any general market recovery, our successful implementation of our customer design wins, our and our customers’ exposure to risks associated with worldwide economic conditions, the ability of our customers to forecast their own end markets, our ability to accurately forecast future periods, customer acceptance and adoption of our new product offerings, continued availability of products and materials from our suppliers, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures and critical accounting policies and estimates described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056—0980 • Telephone (408) 764-4000